FOR IMMEDIATE RELEASE

CONTACTS:             James G. Rakes, President & CEO  (540) 951-6236
                      J. Robert Buchanan, Treasurer    (276) 979-0341


                       NATIONAL BANKSHARES, INC. ANNOUNCES
                              SEMI-ANNUAL DIVIDEND


BLACKSBURG, VA, November 8, 2006: NATIONAL BANKSHARES, INC. (Nasdaq Capital
Market: NKSH) announced that its Board of Directors today approved payment on December 1, 2006 of a semi-annual dividend of $0.37 per share to stockholders of record as of November 20, 2006. When adjusted for a March 31, 2006 stock split, total annual Company dividends of $0.73 per share will be 2.8% higher than the stockholder dividends paid in 2005.

National Bankshares Chairman, President and CEO James G. Rakes said, "We believe in sharing our company's success with our stockholders, and we are pleased to be able to pay a higher dividend once again this year."

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent of National Bank, a 115 year-old bank with 26 office locations throughout Southwest Virginia. The Company also operates a non-bank subsidiary, National Bankshares Financial Services, Inc. Its stock trades on the NASDAQ Stock Market under the symbol "NKSH". Additional information is available on the Company web site at www.nationalbankshares.com.